The Cherry Corporation



                                  Note Agreement


                             Dated as of July 15, 1995





       Re:                $25,000,000 6.99% Senior Notes
                                 Due July 15, 2007









                                 Table of Contents

                           (Not a part of the Agreement)

  Section                             HeadingPage

  Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  Section 1 .Description of Notes and Commitment. . . . . . . . . . . . . . .  1
       Section 1.1.Description of Notes . . . . . . . . . . . . . . . . . . .  1
       Section 1.2.Commitment, Closing Date . . . . . . . . . . . . . . . . .  1
       Section 1.3.Several Commitments  . . . . . . . . . . . . . . . . . . .  2
  Section 2.Prepayment of Notes.  . . . . . . . . . . . . . . . . . . . . . .  2
       Section 2.1.Required Prepayments . . . . . . . . . . . . . . . . . . .  2
       Section 2.2.Optional Prepayment with Premium . . . . . . . . . . . . .  2
       Section 2.3.Notice of Optional Prepayments . . . . . . . . . . . . . .  3
       Section 2.4.Application of Prepayments . . . . . . . . . . . . . . . .  3
       Section 2.5.Direct Payment . . . . . . . . . . . . . . . . . . . . . .  3
  Section 3.Representations.  . . . . . . . . . . . . . . . . . . . . . . . .  3
       Section 3.1.Representations of the Company . . . . . . . . . . . . . .  3
       Section 3.2.Representations of the Purchasers  . . . . . . . . . . . .  3
  Section 4.Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . .  4
       Section 4.1.Conditions . . . . . . . . . . . . . . . . . . . . . . . .  4
       Section 4.2.Waiver of Conditions . . . . . . . . . . . . . . . . . . .  5
  Section 5.Company Covenants . . . . . . . . . . . . . . . . . . . . . . . .  5
       Section 5.1.Corporate Existence, Etc . . . . . . . . . . . . . . . . .  5
       Section 5.2.Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  6
       Section 5.3.Taxes, Claims for Labor and Materials, Compliance with Laws 6
       Section 5.4.Maintenance, Etc . . . . . . . . . . . . . . . . . . . . .  6
       Section 5.5.Nature of Business . . . . . . . . . . . . . . . . . . . .  6
       Section 5.6.Adjusted Consolidated Net Worth  . . . . . . . . . . . . .  6
       Section 5.7.Limitations on Current Debt and Funded Debt  . . . . . . .  7
       Section 5.8.Limitation on Liens  . . . . . . . . . . . . . . . . . . .  8
       Section 5.9.Limitation on Sale and Leasebacks  . . . . . . . . . . . .  9
       Section 5.10.Mergers, Consolidations and Sales of Assets . . . . . . .  9



       Section 5.11.Repurchase of Notes . . . . . . . . . . . . . . . . . .   11
       Section 5.12.Transactions with Affiliates  . . . . . . . . . . . . .   11
       Section 5.13.Termination of Pension Plans  . . . . . . . . . . . . .   12
       Section 5.14.Reports and Rights of Inspection  . . . . . . . . . . .   12
  Section 6.Events of Default and Remedies Therefor . . . . . . . . . . . .   15
       Section 6.1.Events of Default  . . . . . . . . . . . . . . . . . . .   15
       Section 6.2.Notice to Holders  . . . . . . . . . . . . . . . . . . .   17
       Section 6.3.Acceleration of Maturities . . . . . . . . . . . . . . .   17
       Section 6.4.Rescission of Acceleration . . . . . . . . . . . . . . .   17
  Section 7.Amendments, Waivers and Consents  . . . . . . . . . . . . . . .   18
       Section 7.1.Consent Required . . . . . . . . . . . . . . . . . . . .   18
       Section 7.2.Solicitation of Holders  . . . . . . . . . . . . . . . .   18
       Section 7.3.Effect of Amendment or Waiver  . . . . . . . . . . . . .   18
  Section 8.Interpretation of Agreement; Definitions  . . . . . . . . . . .   18
       Section 8.1.Definitions  . . . . . . . . . . . . . . . . . . . . . .   18
       Section 8.2.Accounting Principles  . . . . . . . . . . . . . . . . .   25
       Section 8.3.Directly or Indirectly . . . . . . . . . . . . . . . . .   25
  Section 9.Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .   25
       Section 9.1.Registered Notes . . . . . . . . . . . . . . . . . . . .   25
       Section 9.2.Exchange of Notes  . . . . . . . . . . . . . . . . . . .   26
       Section 9.3.Loss, Theft, Etc. of Notes . . . . . . . . . . . . . . .   26
       Section 9.4.Expenses, Stamp Tax Indemnity  . . . . . . . . . . . . .   27
       Section 9.5.Powers and Rights Not Waived; Remedies Cumulative  . . .   27
       Section 9.6.Notices  . . . . . . . . . . . . . . . . . . . . . . . .   27
       Section 9.7.Successors and Assigns . . . . . . . . . . . . . . . . .   28
       Section 9.8.Survival of Covenants and Representations  . . . . . . .   28
       Section 9.9.Severability . . . . . . . . . . . . . . . . . . . . . .   28
       Section 9.10.Governing Law . . . . . . . . . . . . . . . . . . . . .   28
       Section 9.11.Captions  . . . . . . . . . . . . . . . . . . . . . . .   28
  Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  Attachments to Note Agreement:

  Schedule I       -  Names of Note Purchasers and Amounts of Commitments

  Schedule II      -  Liens Securing Funded Debt (including Capitalized Leases)
                      as of the Closing Date

  Schedule III     -  Investments as of the Closing Date

  Exhibit A        -  Form of 6.99% Senior Note due July 15, 2007

  Exhibit B        -  Representations and Warranties of the Company

  Exhibit C        -  Description of Special Counsel's Closing Opinion

  Exhibit D        -  Description of Closing Opinion of Counsel to the Company



                              The Cherry Corporation
                                3600 Sunset Avenue
                             Waukegan, Illinois  60087


                                  Note Agreement


                   Re:    $25,000,000 6.99% Senior Notes
                                 Due July 15, 2007
                                                                     Dated as of
                                                                   July 15, 1995

  To the Purchasers named on Schedule I
    to this Agreement

       The undersigned, The Cherry Corporation, a Delaware corporation (the "Company"), agrees with the Purchasers named on Schedule I to this Agreement (the "Purchasers") as follows:

  Section 1.     DESCRIPTION OF NOTES AND COMMITMENT.

       Section 1.1. Description of Notes. The Company will authorize the issue and sale of $25,000,000 aggregate principal amount of its 6.99% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 6.99% per annum, payable semiannually on the fifteenth day of each January and July in each year (commencing January 15, 1996) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 8.99% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on July 15, 2007, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in
  Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement.

       Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and such Purchaser agrees to purchase from the Company, Notes in the principal amount set forth opposite such Purchaser's name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereinafter mentioned.

       Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603, (ABA # 071-000-288) for credit to Account No. 209-604-8 in the amount of the purchase price at 10:00 a.m. Chicago time, on July 28, 1995 or such later date (not later than July 31, 1995) as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered to such Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of such Purchaser's purchase (unless different denominations are specified by such Purchaser), registered in such Purchaser's name or in the name of such Purchaser's nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery.

       Section 1.3. Several Commitments. The obligations of the Purchasers shall be several and not joint and no Purchaser shall be liable or responsible for the acts or defaults of any other Purchaser.


  Section 2.     PREPAYMENT OF NOTES.

       Section 2.1. Required Prepayments. The Company agrees that on July 15 in each year, commencing July 15, 2003 and ending July 15, 2006, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (i) $5,000,000 or (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on July 15, 2007. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1. For purposes of this Section 2.1, any prepayment of less than all of the outstanding Notes pursuant to Section 2.2 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on July 15, 2007, and then to the remaining scheduled principal payments in inverse chronological order.

       In the event of any purchase or other acquisition by the Company of less than all of the Notes pursuant to Section 5.10 or as described in Section 5.11, the amount of the payment required at maturity and each prepayment required to be made pursuant to this Section 2.1 shall be reduced in the proportion that the principal amount of such purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such purchase or other acquisition (after giving effect to any prepayment made pursuant to this Section 2.1 on the date of such purchase or other acquisition).

       Section 2.2. Optional Prepayment with Premium. In addition to the payments required by Section 2.1, upon compliance with Section 2.3, the Company shall have the privilege, on any interest payment date, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this Section 2.2.

       Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

       Section 2.4. Application of Prepayments. All partial prepayments pursuant to Sections 2.1 and 2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

       Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this
  Section 2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.


  Section 3.     REPRESENTATIONS.

       Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

       Section 3.2. Representations of the Purchasers. Each Purchaser represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of such Purchaser's property shall at all times be and remain within its control. Each Purchaser represents that it is an Institutional Holder. Each Purchaser further represents that at least one of the following statements is an accurate representation as to the source of funds to be used by such Purchaser to pay the purchase price of the Notes purchased by it hereunder:

            (a) if such Purchaser is an insurance company, no part of such funds constitutes assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan (or its related trust) has any interest; or

            (b) if such Purchaser is an insurance company, to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan (or its related trust) has any interest, (i) such separate account is a "pooled separate account" within the meaning of Prohibited Transaction Class Exemption 90-1, as amended, in which case such Purchaser has disclosed to the Company the name of each employee benefit plan whose assets in such separate account exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this paragraph (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan), or (ii) such separate account contains only the assets of a specific employee benefit plan, complete and accurate information as to the identity of which such Purchaser has delivered to the Company; or

            (c) if such Purchaser is other than an insurance company, no part of such funds constitutes "plan assets".

  As used in this Section 3.2, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term "plan assets" shall have the meaning specified in Department of Labor Regulation Section 2510.3-101.


  Section 4.     CLOSING CONDITIONS.

       Section 4.1. Conditions. The obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

            (a) Closing Certificate. Such Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date,
       (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

            (b) Legal Opinions. Such Purchaser shall have received from Chapman and Cutler, who are acting as special counsel to the Purchasers in this transaction, and from McDermott, Will & Emery, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits C and D, respectively, hereto.

            (c) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement.

            (d) Legal Investment. On the Closing Date, the Notes purchased by such Purchaser shall qualify as legal investments under the laws and regulations of each jurisdiction to which such Purchaser is subject (without resort to so called "basket provisions" permitting limited investments by it without restriction as to the character of a particular investment) and such Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

            (e) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

       Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to any Purchaser the Notes to be issued to any Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Nothing in this Section
  4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser's rights against the Company.


  Section 5.     COMPANY COVENANTS.

       From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

       Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 5.10.

       Section 5.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

       Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided, however, that the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole, or would result in any Lien not permitted under Section 5.8.

       Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

       Section 5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

       Section 5.6. Adjusted Consolidated Net Worth. The Company will at all times keep and maintain Adjusted Consolidated Net Worth at an amount not less than $105,000,000.

       Section 5.7. Limitations on Current Debt and Funded Debt. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Current Debt or Funded Debt, except:

            (1)  Funded Debt evidenced by the Notes;

            (2) Funded Debt of the Company and its Restricted Subsidiaries outstanding as of the date of this Agreement and reflected on Annex B to Exhibit B hereto;

            (3) unsecured Funded Debt of the Company and its Restricted Subsidiaries and Funded Debt of the Company and its Restricted Subsidiaries secured by Liens permitted by Sections 5.8(g) and (h), provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

            (i) Consolidated Funded Debt shall not exceed 55% of Total Capitalization, and

            (ii) in the case of the issuance of any Funded Debt of the Company or a Restricted Subsidiary secured by Liens described in Section 5.8(h), the aggregate amount of all such secured Funded Debt shall not exceed 10% of Consolidated Net Worth;

            (4) unsecured Current Debt of the Company and its Restricted Subsidiaries, provided that no such Current Debt will be outstanding on any date unless during the period of 12 consecutive months immediately preceding such date, there shall have been a period of 28 consecutive days on each day of which either (i) no such Current Debt was outstanding (excluding Current Debt described in Section 5.7(a)(5)), or
       (ii) the average aggregate principal amount of such Current Debt of the Company and its Restricted Subsidiaries (excluding Current Debt described in Section 5.7(a)(5)) outstanding during such 28 consecutive day period did not exceed the amount of additional unsecured Funded Debt which could have been incurred by the Company and its Restricted Subsidiaries pursuant to Section 5.7(a)(3) on each such day of such period, provided further that if at any time the Company elects to rely on the provisions of clause (ii) above in order to comply with the requirements of this Section 5.7(a)(4), then the principal amount of such Current Debt outstanding during such 28-day period shall be deemed to be Funded Debt for all purposes of this Agreement so long as and to the extent that such Current Debt (including any renewals, extensions or replacements thereof which constitute Current Debt) remains outstanding; and

            (5) Current Debt or Funded Debt of a Restricted Subsidiary to the Company or to a Wholly-owned Restricted Subsidiary.

       (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section 5.7 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

       Section 5.8. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

            (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
       Section 5.3;

            (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which (i) a stay of execution pending such appeal or proceeding for review shall have been secured, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto;

            (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

            (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

            (e) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

            (f)  Liens existing as of the Closing Date and reflected in
       Schedule II hereto;

            (g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed the total purchase price of such fixed assets, and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 5.7(a)(3); and

            (h)  in addition to the Liens permitted by the preceding paragraphs
       (a) through (g) of this Section 5.8, Liens securing Funded Debt of the Company or any Restricted Subsidiary; provided that such Funded Debt shall be permitted by the applicable limitations of Section 5.7(a)(3).

       Section 5.9. Limitation on Sale and Leasebacks. The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement whereby the Company or any Restricted Subsidiary shall sell or transfer any property owned by the Company or any Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary) and thereupon the Company or any Restricted Subsidiary shall lease or intend to lease, as lessee, the same property (a "sale and leaseback transaction"); provided, however, that the Company or a Restricted Subsidiary may enter into a sale and leaseback transaction with respect to property newly acquired or constructed after the Closing Date so long as (i) such lease is a Capitalized Lease incurred within the limitations of Section 5.7(a)(3), and (ii) such lease is entered into within 90 days following the acquisition or construction of such property.

       Section 5.10. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.10) of the assets of the Company and its Restricted Subsidiaries; provided, however, that:

            (1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

            (2) the Company may consolidate or merge with any other corporation if (i) either (x) the Company shall be the surviving or continuing corporation, or, (y) if the surviving or continuing entity is other than the Company, such entity is organized under the laws of the United States, Canada or any jurisdiction thereof and such entity expressly assumes, by written agreement satisfactory in scope and form to the Holders of 51% in aggregate principal amount of the outstanding Notes, all obligations of the Company under the Notes and this Agreement, (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (iii) after giving effect to such consolidation or merger the Company or surviving entity would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 5.7(a)(3); and

            (3) any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Restricted Subsidiary.

       (b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.10, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

       (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except to qualify directors) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

            (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

            (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

            (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

            (4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

            (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

       (d) As used in this Section 5.10, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the 12-month period ending with the date of such sale, lease or other disposition, exceeds 15% of the book value of the consolidated assets of the Company and its Restricted Subsidiaries, determined in accordance with GAAP as of the end of the immediately preceding fiscal year.

       Notwithstanding the foregoing provisions of this Section 5.10, (A) the Company or any Restricted Subsidiary may sell assets constituting a substantial part of its assets if (i) such disposition shall be for an amount not less than the fair market value of such assets as determined in good faith by the board of directors of the Company, (ii) after giving effect to such disposition, no Default or Event of Default shall have occurred and be continuing, and (iii) within 180 days of such disposition an amount equal to the net proceeds received from such sale shall be used to (x) acquire operating assets used or useful in carrying on the business of the Company, or (y) retire Funded Debt of the Company ratably in accordance with the unpaid principal amounts thereof, and (B) the Company or any Restricted Subsidiary may sell assets in a sale and leaseback transaction permitted by
  Section 5.9. For purposes of the immediately preceding sentence, (i) in the case of an offer by the Company to prepay the Notes (or any portion thereof), such offer may be declined by any Holder of Notes, provided that if any Holder so declines an offer to have its Notes prepaid, the Company shall not be restricted by this Section 5.10 in the manner in which such net proceeds are used, and (ii) any prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment and a premium, if any, equal to the Make-Whole Amount, and otherwise in compliance with
  Section 2.3.

       Section 5.11. Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate (or upon the agreement of Company, any Restricted Subsidiary or any Affiliate to purchase or otherwise acquire any Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Section 6.3, Section 6.4 and Section 7.1.

       Section 5.12. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

       Section 5.13. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

       Section 5.14. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 5.14 and concurred in by the independent public accountants referred to in Section 5.14(b) hereof), and will furnish to each Institutional Holder (in duplicate if so specified below or otherwise requested):

            (a) Quarterly Statements. As soon as available and in any event within 90 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

            (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

            (2) consolidated and consolidating statements of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

            (3) consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company; provided that delivery within the period specified above of copies of the Quarterly Report of the Company on Form 10-Q filed with the Commission shall be deemed to satisfy the requirements of this Section 5.14(a);

            (b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of:

            (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

            (2) consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances; provided that delivery within the period specified above of copies of the Annual Report of the Company on Form 10-K for such fiscal year filed with the Commission shall be deemed to satisfy the requirements of this
       Section 5.14(b);

            (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary and any management letter received from such accountants;

            (d) SEC and Other Reports. Promptly upon their becoming available and in any event not later than 15 days of being filed with the Commission, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Commission, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

            (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan;
       (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

            (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section
       5.6 through Section 5.10 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

            (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

            (h) Unrestricted Subsidiaries. Within the respective periods provided in paragraphs (a) and (b) above, financial statements of the character and for the dates and periods as in said paragraphs (a) and
       (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis); and

            (i) Requested Information. With reasonable promptness, such other data and information as such Institutional Holder may reasonably request.

  Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and, in the presence of an officer of the Company, the Company's independent public accountants (and by this provision the Company agrees to make an officer available to discuss with any Institutional Holder the finances and affairs of the Company and its Restricted Subsidiaries with said accountants) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse any Holder for expenses which such Holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse such Holder for all such expenses promptly upon demand.

       Each Holder exercising such visitation and inspection rights pursuant to the immediately preceding paragraph hereby agrees that it will not disclose without the prior written consent of the Company (other than to its directors, officers, employees, auditors, agents, professional consultants, advisors, counsel or affiliates or to another Holder of the Notes who shall be bound by the provisions of this Section 5.14) any information with respect to the Company or any Restricted Subsidiary which is furnished pursuant to such visitation and inspection, provided that such Holder may disclose any such information (i) as has become generally available to the public or is readily ascertainable from public sources or which becomes available from another person, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or federal regulatory body or self regulatory body having or claiming to have jurisdiction over such Holder or to the United States National Association of Insurance Commissioners or similar organizations or their successors, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal or governmental agency, commission, authority, board or similar entity, (iv) in order to comply with any law, order, regulation or ruling applicable to such Holder,
  (v) to any entity utilizing such information to rate such Holder's claims paying ability or to classify the Notes purchased by such Holder, (vi) if a Default or Event of Default has occurred and be continuing, to the extent that such Holder believes it necessary or appropriate in order to protect its investment in the Notes or the enforcement of its rights and remedies under its Notes or this Agreement, or (vii) to a prospective transferee in connection with any contemplated transfer of any of the Notes by such Holder, which prospective transferee shall be deemed to be bound by this Section
  5.14. Any transferee of any Note by its acceptance of the transfer of such Note shall be deemed to have agreed to the foregoing provisions of this
  Section 5.14.

  Section 6.     EVENTS OF DEFAULT AND REMEDIES THEREFOR.

       Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

            (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five business days; or

            (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

            (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

            (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Funded Debt or Current Debt (other than the Notes) of the Company or any Restricted Subsidiary having an unpaid principal amount exceeding $10,000,000 which results in the acceleration of the maturity of any Funded Debt or Current Debt of the Company or any Restricted Subsidiary outstanding thereunder; or

            (e) Default or the happening of any other event shall occur under any indenture, agreement or other instrument under which any Funded Debt or Current Debt of the Company or any Restricted Subsidiary may be issued having an unpaid principal amount exceeding $10,000,000 which results in the acceleration of the maturity of any Funded Debt or Current Debt of the Company or any Restricted Subsidiary outstanding thereunder; or

            (f) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.13; or

            (g) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by any Holder; or

            (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

            (i) Final judgment or judgments for the payment of money aggregating in excess of $5,000,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

            (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Significant Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

            (k) The Company or any Significant Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Significant Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Significant Subsidiary or for the major part of the property of either; or

            (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Significant Subsidiary and, if instituted against the Company or any Significant Subsidiary, are consented to or are not dismissed within 60 days after such institution.

       Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if any Holder or the holder of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of an officer of the Company becoming aware of such event to all Holders.

       Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any Holder may, and when any Event of Default described in paragraphs (d) through (i), inclusive, of said Section 6.1 has happened and is continuing, any Holder or Holders holding 33% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph
  (j), (k) or (l) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders, the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

       Section 6.4.   Rescission of Acceleration.  The provisions of Section
  6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (d) through (l), inclusive, of Section 6.1, the Holders holding 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

            (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

            (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

            (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;


  and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

  Section 7.     AMENDMENTS, WAIVERS AND CONSENTS.

       Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least 51% in aggregate principal amount of outstanding Notes; provided, however, that without the written consent of all of the Holders, no such amendment or waiver shall be effective (i) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6.

       Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders.

       Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not any Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

       Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

       "Adjusted Consolidated Net Worth" shall mean, as of the date of any determination thereof, Consolidated Net Worth but excluding the cumulative foreign currency translation adjustment reported separately in Stockholders' Equity as of such date of determination, all in accordance with GAAP.

       "Affiliate" shall mean any Person (other than a Restricted Subsidiary)
  (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

       "Agreement" shall mean this Note Agreement.

       "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

       "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

       "Closing Date" shall have the meaning set forth in Section 1.2.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Commission" shall mean the Securities and Exchange Commission or any successor Federal agency.

       "Company" shall mean The Cherry Corporation, a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of The Cherry Corporation.

       "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

       "Consolidated Net Worth" shall mean, as of the date of any determination thereof, Stockholders' Equity less the total amount of all Restricted Investments in excess of 10% of Stockholders' Equity as of such date of determination.

       "Current Debt" of any Person shall mean as of the date of any determination thereof (without duplication) (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.

       "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

       "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

       "Event of Default" shall have the meaning set forth in Section 6.1.

       "Funded Debt" of any Person shall mean (without duplication) (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP,
  (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

       "GAAP" shall mean generally accepted accounting principles at the time in the United States.

       "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

       "Holder" shall mean any Person which is, at the time of reference, the registered Holder of any Note.

       "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

       "Institutional Holder" shall mean any Holder which is a Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.

       "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

       "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

       "Long-Term Lease" shall mean any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

       "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 6.99%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

            "Reinvestment Rate" shall mean .50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the published maturity next longer than the Weighted Average Life to Maturity and for the published maturity next shorter than the Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes.

            "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of Section 2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).

       "Multiemployer Plan" shall have the same meaning as in ERISA.

       "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

       "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

       "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

       "Purchasers" shall have the meaning set forth in Section 1.1.

       "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

       "Reportable Event" shall have the same meaning as in ERISA.

       "Restricted Investments" shall mean all Investments, other than the following:

            (a) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

            (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded a rating no lower than "A-2" by Standard & Poor's Corporation or "Prime-2" by Moody's Investors Service, Inc.;

            (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in three years or less from the date of acquisition thereof;

            (d) Investments in certificates of deposit and bankers acceptances maturing within one year from the date of acquisition, issued by a commercial bank organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $250,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated "Aa" or better by Moody's Investors Services, Inc. or "AA" or better by Standard and Poor's Corporation;

            (e) Investments in municipal securities maturing in three years or less from the date of acquisition, which, at the time of acquisition by the Company or any Restricted Subsidiary, are accorded a rating no lower than "Aa" by Moody's Investors Services, Inc. or "AA" by Standard and Poor's Corporation or the equivalent short-term rating in the case of short-term municipal securities;

            (f) Investments in money market investment programs which are classified as current assets of the Company or any Restricted Subsidiary in accordance with GAAP and which money market investment programs have total assets in excess of $1,000,000,000 under administration;

            (g) loans or advances in the usual and ordinary course of business to officers and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;

            (h) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries; and

            (i) other Investments existing at the Closing Date and described in Schedule III hereto in the amount set forth therein.

       In valuing any Investments for the purpose of applying the limitations set forth in this Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

       "Restricted Subsidiary" shall mean any Subsidiary (i) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company; and (ii) which is designated as a Restricted Subsidiary in Annex A to Exhibit B attached hereto or, which is designated after the date hereof as a Restricted Subsidiary by written notice delivered to each Holder at such time.

       "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

       "Significant Subsidiary" shall mean any Restricted Subsidiary which, individually or together with all other subsidiaries of such Restricted Subsidiary, contributes more than 5% to either (i) Stockholders' Equity or
  (ii) consolidated net income of the Company (determined in accordance with GAAP).

       "Stockholders' Equity" shall mean, as of the date of any determination thereof, stockholders' equity of the Company and its Restricted Subsidiaries as shown on a consolidated balance sheet of the Company as of such date of determination, determined in accordance with GAAP.

       The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

       "Total Capitalization" shall mean, as of the date of any determination thereof, the sum of Consolidated Net Worth and Consolidated Funded Debt, as of such date of determination.

       "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

       "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

       "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

       Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

       Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

  Section 9.     MISCELLANEOUS.

       Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

       At any time and from time to time any Holder of a Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

       The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.

       No Holder of any Note may, without the prior written consent of the Company, offer to sell, sell, assign, grant participations in, or otherwise transfer its Notes to any Person other than an Institutional Holder.

    Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

       Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note or participation as the Purchaser made pursuant to Section 3.2, provided that such entity may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such entity of any Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

    Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

    Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers' out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

 . No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

    Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing beneath its signature at the foot of this Agreement or such other address as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address beneath its signature at the foot of this Agreement or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this section9.6, and a notice to such Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in accordance with this section9.6 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.

    Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Purchaser and its successor and assigns, including each successive Holder.

    Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

    Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

   Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law.

   Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

       The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                          THE CHERRY CORPORATION


                                          By  . . . . . . . . . . . . . . . . .


                                            . . . . . . . . . . . . . . . .  Its



  THE CHERRY CORPORATION
  3600 Sunset Avenue
  Waukegan, Illinois  60087
  Attention:  Vice President-Finance
  Telefacsimile:  (708) 360-3508
  Confirmation:  (708) 360-3541


  Accepted as of the first date written above:

  NATIONWIDE LIFE INSURANCE COMPANY


                                          By  . . . . . . . . . . . . . . . . .


                                            . . . . . . . . . . . . . . . .  Its



  NATIONWIDE LIFE INSURANCE COMPANY
  One Nationwide Plaza
  Columbus, Ohio  43215-2220
  Telecopier Number:  (614) 249-4698


  Payments

  All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as The Cherry Corporation 6.99% Senior Notes due 2007, PPN 164541 A@ 3, principal or interest") to:

       Morgan Guaranty Trust Company of New York (ABA #021-000-238)
       JOURNAL #999-99-024
       For the account of Nationwide Life Insurance Company Custody Account
       #71615
       Attention:  Custody Service Department

  Notices

  All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

       Nationwide Life Insurance Company
       One Nationwide Plaza-1-32-09
       Columbus, Ohio  43215-2220
       Attention:  Corporate Money Management

  All notices and communications other than those in respect to payments to be addressed:

       Nationwide Life Insurance Company
       One Nationwide Plaza-1-33-07
       Columbus, Ohio  43215-2220
       Attention:  Corporate Fixed-Income Securities
       Telecopier Number:  (614) 249-4553

  Name of Nominee in which Notes are to be issued:  None

  Taxpayer I.D. Number:  31-4156830

  Accepted as of the first date written above:

  EMPLOYERS LIFE INSURANCE COMPANY OF WAUSAU



                                          By  . . . . . . . . . . . . . . . . .


                                            . . . . . . . . . . . . . . . .  Its


  EMPLOYERS LIFE INSURANCE COMPANY OF WAUSAU
  2000 Westwood Avenue
  Wausau, Wisconsin  54401

  Payments

  All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "The Cherry Corporation 6.99% Senior Notes due 2007, PPN 164541 A@ 3, principal or interest") to:

       Morgan Guaranty Trust Company of New York (ABA #021-000-238) JOURNAL #999-99-024
       F/A/O Employers Life Custody
       Account Number 50135
       Attention:  Custody Service Department

  Notices

  All notices of payment, on or in respect of the Notes, and written confirmation of each such payment to be addressed as first provided above.

  All notices and communications other than those in respect to payments to be addressed:

       Employers Life Insurance Company of Wausau
       One Nationwide Plaza-1-33-07
       Columbus, Ohio  43215-2220
       Attention:  Corporate Fixed-Income Securities

  Name of Nominee in which Notes are to be issued:  None
  Taxpayer I.D. Number:  39-1049873




  PRINCIPAL AMOUNT

        NAMES OF PURCHASERS                               OF

  NOTES TO BE

  PURCHASED

  NATIONWIDE LIFE INSURANCE COMPANY                   $22,000,000


  EMPLOYERS LIFE INSURANCE COMPANY OF WAUSAU           $3,000,000




  Total                                               $25,000,000






                                    SCHEDULE I


                                (to Note Agreement)







                            LIENS SECURING FUNDED DEBT


                          (INCLUDING CAPITALIZED LEASES)

                              AS OF THE CLOSING DATE





                                                                       Amount

            The Cherry Corporation:


                                                                      $62,000


            Liens on computer equipment under Capitalized
            Leases
                                                                       up to


                                                                    $25,000,000
            Contingent pledge of 65% of the capital stock of Cherry Mikroschalter GmbH in favor of the banks in connection with the Multicurrency Credit
            Agreement


            Cherry Mikroschalter GmbH:





            Liens on real estate securing construction,
            mortgage and equipment loans in the Federal
            Republic of Germany which are due through               $11,962,000
            December 31, 2000


            Liens on real estate and equipment to secure a               0
            revolving credit facility which has not yet been completed



            Capitalized Leases                                       $2,158,000





                                    SCHEDULE II


                                (to Note Agreement)







                                    INVESTMENTS


                              AS OF THE CLOSING DATE



                                                                       Amount





            Cherry Australia Pty Ltd.                                  $18,000




            Hirose Cherry Precision Company Limited                   $217,632




            TVS Cherry Private Limited                                $160,580













                                   SCHEDULE III


                                (to Note Agreement)








                              THE CHERRY CORPORATION





                                 6.99% Senior Note

                                 Due July 15, 2007





                                 PPN: 164541 A@ 3

  No.                                                         ____________, 19__





  $

       The Cherry Corporation, a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                        on the fifteenth day of July, 2007
                              the principal amount of


                                                         DOLLARS ($____________)

  and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 6.99% per annum from the date hereof until maturity, payable semiannually on the fifteenth day of each January and July in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 8.99% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Waukegan, Illinois in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

       This Note is one of the 6.99% Senior Notes due July 15, 2007 (the "Notes") of the Company in the aggregate principal amount of $25,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of July 15, 1995 (the "Note Agreement"), entered into by the Company with the original Purchasers therein referred to, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

       This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

       The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

       This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                          THE CHERRY CORPORATION



                                          By  . . . . . . . . . . . . . . . . .
                                            . . . . . . . . . . . . . . . .  Its

                                     EXHIBIT A
                                (to Note Agreement)


                          REPRESENTATIONS AND WARRANTIES

       The Company represents and warrants to each Purchaser as of the date of the Note Agreement and the Closing Date as follows:

       1. Subsidiaries. Annex A attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in Section 1 of said Annex A constitute Restricted Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

       2. Corporate Organization and Authority. The Company, and each Restricted Subsidiary,

            (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

            (b) has all requisite legal and corporate power and authority and all necessary material licenses, certificates and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

            (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify could have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole.

       3. Financial Statements. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of the last day of February in each of the years 1991 to 1995, both inclusive, and the statements of income and retained earnings and changes in financial position or cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Arthur Andersen LLP (or its predecessors), have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position or cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of May 31, 1995, and the unaudited statements of income and retained earnings and cash flows for the three-month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period.

       (b) Since February 28, 1995, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

       4. Indebtedness. Annex B attached hereto correctly describes all Current Debt, Funded Debt, Capitalized Leases and Long-Term Leases of the Company and its Restricted Subsidiaries outstanding on May 31, 1995.

       5. Full Disclosure. Neither the financial statements referred to in paragraph 3 hereof nor the Agreement or any other written statement furnished by the Company to such Purchaser in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to such Purchaser in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole.

       6. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company or any member of its management, threatened against or affecting the Company or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal which, individually or in the aggregate, involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole.

  Neither the Company nor any Restricted Subsidiary has received notice in respect of, nor does it have any knowledge of, any default with respect to any judgment, order, writ, injunction, or decree of any court, governmental authority or arbitration board or tribunal that, in the aggregate, could have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole.

       7. Title to Properties. The Company and each Restricted Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all parcels of real property and has good title to all the other items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 3 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

       8. Patents and Trademarks. The Company and each Restricted Subsidiary owns or possesses all the material patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known material conflict with the rights of others.

       9. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the Notes -

            (a)  are within the corporate powers of the Company;

            (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

            (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

       10. No Defaults. No Default or Event of Default has occurred and is continuing. Neither the Company nor any Restricted Subsidiary is in default in the payment of principal or interest on any Funded Debt or Current Debt or is in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

       11. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes.

       12. Taxes. All tax returns required to be filed by the Company, any Restricted Subsidiary and any other Person with which the Company or any Restricted Subsidiary files or has filed a consolidated tax return in any jurisdiction have, in fact, been filed on a timely basis (which timely filing shall include any instance in which the time for such filing has itself been timely and properly extended) and all taxes, assessments, fees and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid, except to the extent being contested in good faith. For all taxable years ending on or before February 28, 1980, the Federal income tax liability of the Company and its Restricted Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Restricted Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it, any Restricted Subsidiary or any other Person with which the Company or any Restricted Subsidiary files or has filed a consolidated tax return, for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Restricted Subsidiary are adequate for all open years, and for its current fiscal period.

       13. Use of Proceeds. The net proceeds from the sale of the Notes will be used for general corporate purposes. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

       14. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers and not more than 9 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

       15. ERISA. The Company (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan that is not a Multiemployer, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Pension Plan and each Multiemployer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Pension Plan, any Multiemployer Plan or any trust established thereunder.

       No Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as such term is defined in section 4043 of ERISA), with respect to any Pension Plan or trust created thereunder or with respect to any Multiemployer Plan, which reportable event or events will or could result in the termination of such Pension Plan or Multiemployer Plan and give rise to a material liability of the Company or any ERISA Affiliate in respect thereof.

       Neither the Company nor any ERISA Affiliate is or has ever been an employee required to contribute to any Multiemployer Plan.

       Neither the Company nor any ERISA Affiliate is or has ever been a "contributing sponsor" (as defined in Section 4001 of ERISA) in any Multiple Employer Pension Plan.

       16. Compliance with Law. Neither the Company nor any Restricted Subsidiary has received notice nor does it have any knowledge that it (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain, individually or in the aggregate, could have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreement or the Notes. Neither the Company nor any Restricted Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal which could have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole.

       17. Compliance with Environmental Laws. To the best of the Company's knowledge, each of the Company and its Restricted Subsidiaries organized under the laws of the United States or any jurisdiction thereof is in substantial compliance with all environmental protection laws in effect in each jurisdiction where it is presently doing business expect where the failure to comply could reasonably be expected not to have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole.

       To the best of the Company's knowledge, neither the Company nor any Restricted Subsidiary organized under the laws of the United States or any jurisdiction therein is subject to any liability under any environmental protection laws that, in the aggregate, could be reasonably expected to have a material adverse effect on the financial position or results of future operations of the Company and its Restricted Subsidiaries, taken as a whole.

       Neither the Company nor any Restricted Subsidiary organized under the laws of the United States or any jurisdiction therein has received a:

            (i) Notice from any governmental authority by which any of their respective present or previously-owned or leased Properties has been designated listed, or identified in any manner by any governmental authority charged with administering or enforcing any environmental protection law as hazardous substance disposal or removal site, "Super Fund" clean-up site, or candidate for removal or closure pursuant to any environmental protection law;

            (ii) Notice of any Lien arising under or in connection with any environmental protection law that has attached to any revenues of, or to, any of their respective owned or leased properties; or

            (iii) Summons, citation, notice, directive, letter, or other communication, written or oral, from any governmental authority concerning any intentional or unintentional action or omission by the Company or such Restricted Subsidiary in connection with their respective ownership or leasing of any property resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or otherwise disposing of any hazardous substance into the environment resulting in any material violation of any environmental protection law.

       18. Status. (a) Neither the Company nor any Subsidiary is, or is directly or indirectly controlled by, or acting on behalf of any Person that is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       (b) Neither the Company nor any Subsidiary is a "holding company" or an "affiliate" of a "holding company," or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.


                                     EXHIBIT B
                                (to Note Agreement)




                            SUBSIDIARIES OF THE COMPANY

  1.   RESTRICTED SUBSIDIARIES:

                                                           PERCENTAGE OF VOTING
                                       JURISDICTION OF    STOCK OWNED BY COMPANY
             NAME OF SUBSIDIARY         INCORPORATION         AND EACH OTHER
                                                                SUBSIDIARY

       Cherry Semiconductor             Rhode Island               100%
          Corporation
       Cherry Mikroschalter GmbH      Federal Republic             100%
                                         of Germany
       Cherry Electrical Products      United Kingdom              100%
          Limited
       Cherry SARL                         France                  100%
       Cherasia Limited                   Hong Kong                100%



  2.  SUBSIDIARIES (OTHER THAN RESTRICTED SUBSIDIARIES):

                                                           PERCENTAGE OF VOTING
                                       JURISDICTION OF    STOCK OWNED BY COMPANY
             NAME OF SUBSIDIARY         INCORPORATION         AND EACH OTHER
                                                                SUBSIDIARY

       Cherry Australia Pty Ltd.         Australia                 100%



                                      ANNEX A
                                  (to Exhibit B)



                          DESCRIPTION OF DEBT AND LEASES



  1. Current Debt of the Company and its Restricted Subsidiaries outstanding on May 31, 1995 is as follows:


      Uncommitted bank lines of Cherry Mikroschalter GmbH

      with German banks                                 $18,385,000


  2. Funded Debt (other than Capitalized Rentals) of the Company and its Restricted Subsidiaries outstanding on May 31, 1995 is as follows:

      Multicurrency Credit Agreement of the Company     $19,200,000


      Various installment loans of Cherry Mikroschalter GmbH  $11,962,000


  3. Long-Term Leases of the Company and its Restricted Subsidiaries outstanding on May 31, 1995 are as follows:

      Various office equipment and a few facilities, most of which are three years or less. Offices are leased in Japan, Australia, Hong Kong and France. Total operating lease commitments for all future years are $4,700,000 Only a small portion would be long-term leases.


  4. Capitalized Leases of the Company and its Restricted Subsidiaries outstanding on May 31, 1995 are as follows:


      Siemens computer                                   $1,865,000

      All others                                           $355,000



                                      ANNEX B


                                  (to Exhibit B)









                 DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION



       The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by section4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

            1. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and the corporate authority to execute and deliver the Note Agreement and to issue the Notes.

            2. The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.


       The opinion of Chapman and Cutler shall also state that the opinion of McDermott, Will & Emery is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

       In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Delaware, the By-laws of the Company and the general business corporation law of the State of Delaware. The opinion of Chapman and Cutler is limited to the laws of the State of Illinois, the general business corporation law of the State of Delaware and the Federal laws of the United States.

       With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.


                                     EXHIBIT C
                                (to Note Agreement)



                          DESCRIPTION OF CLOSING OPINION
                             OF COUNSEL TO THE COMPANY




       The closing opinion of McDermott, Will & Emery, counsel for the Company, which is called for by section4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

            1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and the corporate authority to execute and perform the Note Agreement and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

            2. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

            3. The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            4. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Note Agreement or the Notes.

            6. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

            7. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

       The opinion of McDermott, Will & Emery shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. The opinion of McDermott, Will & Emery may be relied upon by each Purchaser and subsequent transferees of the Notes.


                                     EXHIBIT D
                                (to Note Agreement)